February 1, 2021

Sparbar, Inc.

7 Penn Plaza

Suite 420
New York, NY 10001

Attn:

Jasvinder Singh Gill, CEO

Board of Directors of Sparbar Inc.

RE: Sparbar Inc. Form S-1 Registration Statement

Dear Sirs:

We refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ("Act"), filed by Sparbar Inc., a Delaware corporation ("Company") with the Securities and Exchange Commission on or about February 1, 2021, with respect to the registration and proposed sale of 15,870,024 shares of Common Stock, par value $.00001 per share (the “Shares”) offered for resale by certain shareholders of the Company named in the Registration Statement (the “Selling Shareholders”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination as set forth above, we are of the opinion that:

1.	The Company has an authorized capitalization of 490,000,000 shares of Common Stock, $.0001 par value and 10,000,000 shares of Preferred Stock, $0.0001 par value;

2.	the 15,870,024 shares of common stock offered for resale by the Selling Shareholders pursuant to the Registration Statement are duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to this firm under the heading “Experts” in the Prospectus. In giving this consent, we do not hereby admit that we are an “Expert” under the Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. Further, in giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated therein or Item 509 of Regulation S-K.

Regards,

/s/ Feinstein Law, P.C.

111 Madrona Way, Sequim WA 98382 | +1.619.990.7491 | www.feinsteinlawfirm.com

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